To the Board of Directors of

Adecoagro S.A.
28, Boulevard F.W. Raiffeisen
L-2411 Luxembourg

Luxembourg, 18 March 2026

O/Ref:     TH/BEN
Re:     Adecoagro S.A. - Form S-8 Registration Statement - Eleventh Amended and Restated Restricted Share and Restricted Stock Unit Plan

Ladies and Gentlemen,

We have, as Luxembourg counsel, been asked by Adecoagro S.A., a société anonyme, having its registered office at 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B153681 (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) in relation to 1,727,040 additional shares of the Company under and pursuant to the Adecoagro S.A. Eleventh Amended and Restated Restricted Share and Restricted Stock Unit Plan (the “Restricted Plan”), to issue the current legal opinion in connection with the 1,727,040 additional shares of the Company which may be granted pursuant to the Restricted Plan (the “Plan Shares”).

We have reviewed, and relied on, the following documents: (a) the consolidated articles of incorporation of the Company as at 17 December 2025, (b) the minutes of the extraordinary general meeting of shareholders of the Company of 29 October 2025 (which inter alia amended the authorised un-issued share capital and the authorisation of the board of directors of the Company (the “Board”) to issue shares of the Company thereunder while waiving, suppressing or limiting any pre-emptive subscription rights of existing shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorised un-issued share capital); (c) the minutes of the annual general meeting of the shareholders of the Company of 6 June 2025 on inter alia the authorisation of the Company to acquire and hold treasury shares, (d) the executed minutes of the meeting of the Board held on 13 March 2026 on inter alia the authorisation of

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577
2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu
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the grant of the Plan Shares and noting that the Plan Shares, and any awards thereof under the Restricted Plan, shall consist only of treasury shares (the “Resolutions”), and (e) the draft Registration Statement as well as such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

For the purposes of the present opinion we have assumed (i) the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Restricted Plan and/or grant the Plan Shares and/or to acquire treasury shares; (vi) that the treasury shares in which consist the Plan Shares had been duly authorised and issued fully paid at the time of issue, (vii) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (viii) that no new shares will be issued as Plan Shares and that the Plan Shares will consist only in treasury shares; (ix) that there have been no amendments to the authorisation of the Company to acquire treasury shares which would adversely affect the grant of the Plan Shares and the conclusions stated in this opinion, (x) that the authorisation to acquire treasury shares will be renewed so that the Company may acquire sufficient treasury shares to grant the Plan Shares and that the Plan Shares are available for grant under the Restricted Plan.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations resulting from any laws from time to time in effect relating to faillite (bankruptcy), sursis de paiement (suspension of payments), réorganisation judiciaire (judicial reorganisation), liquidation judiciaire (compulsory liquidation) rulings, a decision of liquidation volontaire (voluntary liquidation), a procedure of dissolution administrative sans liquidation (administrative dissolution without liquidation), or a decision appointing an administrateur provisoire (interim administrator) or a mandataire de justice (court-appointed agent), suretyship and all other similar laws affecting creditors’ rights generally.

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Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

•The Plan Shares which consist only in treasury shares, once duly granted in accordance with the Resolutions and the Restricted Plan, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Plan Shares).

This opinion is issued solely for the purposes of the filing of the Registration Statement and the grant of the Plan Shares by the Company pursuant to the Restricted Plan and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ELVINGER HOSS PRUSSEN
société anonyme

By: /s/ Toinon Hoss
Name: Toinon Hoss

Partner

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